Exhibit 10.13

CONFIDENTIAL

February 7, 2005

Dear Mr. Ham:

     The purpose of this letter is to describe the terms upon which Cochran Edwards and Partners (CEandP) has agreed to introduce Millenium Holding Group, Inc. and its affiliates (the "Company") to certain potential investors (each, a "Referral"). CEandP and the Company shall maintain a list of Referrals (Exhibit
A), which shall be mutually approved by CEandP and the Company and updated from time to time. Accepted referrals will be evidenced by the initial of an officer of the Company next to each submission. The purpose of the introduction is to permit the Company to consider a possible financial transaction ("Financing") with the Referral.

     This agreement confirms that the Company and their respective representatives, members, agents, associates, employees, consultants, companies, subsidiaries, businesses and/or entities (collectively, "Representatives"), hereby agree that they will not directly or indirectly circumvent payment of any fees, or attempt circumvention or otherwise engage in any transaction with any Referral introduced by CEandP without the payment of the fees set forth in this agreement. This agreement confirms our understanding that the Company shall be responsible for the payment of fees to CEandP in the event the Company receives funding, through the direct or indirect efforts of CEandP within two years after the date hereof (the "Effective Date"), from a Referral or affiliate of Referral or party introduced to the Company formally by Referral.

     If, within the two year period commencing on the Effective Date, the Referral, affiliate, subsidiary, division, or business unit of Referral or party introduced to the Company formally by Referral singly or with others, provides Financing to the Company or otherwise makes an investment in the Company whereby the Company receives funds from Referral (other than an open market purchase of publicly traded Company Securities), CEandP will be paid at the time of the closing of such transaction:

     1. Upon execution of this Agreement, MNHG shall issue to David Cochran 25,000 shares of MNHG (restricted shares) common stock, $.05 par value per share (the "MNHG Common Stock"). The Shares to be issued shall be subject to the restrictions pursuant to Rule 144 of the Securities Act of 1933 and will have "piggy back" rights of registration.
     2. A cash referral fee equal to three percent (3%) of the Financing gross proceeds advanced to the Company shall be paid to CEandP;
     3. Immediately upon closing of the Financing to the Company, three percent (3%) of the gross proceeds disbursed ("Tranche") shall be paid to CEandP; consequently, the Company shall pay CEandP three percent (3%) of all follow-on cash disbursements related to the Financing, immediately upon the Company's realization of each additional Tranche; and
     4. All expenses associated with this transaction are included in the 3.0% Referral Fee.

     The Referrals introduced to the Company will be listed on an Addendum A (as attached), which will be updated as additional Referrals are introduced to the Company. The Company and CEandP must mutually agree upon all parties listed on Addendum A. Such consideration paid in cash shall be paid directly to CEandP immediately following the closing.

     The Company further agrees that if at any time within two years from the Effective Date, the Company enters into or consummates additional follow-on funding, any merger or other business combination, or any private acquisition or private sale of 25% or more of the stock or assets of such selling entity (each a "Sale Transaction") with an identified CEandP Referral or affiliate of Referral or party introduced to the Company formally by Referral, the Company will pay to CEandP a fee equal to two percent (2%) of the "total consideration" paid to or received by the Company and its shareholders from Referral, whichever is larger, in such Sale Transaction, such fee to be paid at the closing of the transaction to which it relates in the same manner, kind and proportion as the consideration paid in such transaction. For purposes hereof, "total consideration" shall include, but not be limited to, cash, the face or fair market value of any debt or equity securities issued, any long term debt assumed or paid off, and any severance, non-compete or other payments in excess of standard amounts.

     The Company understands that CEandP is providing services as a finder and is not providing investment banking advisory or financing services. CEandP disclaims any responsibility for accurately describing or recommending any transaction that the Company may engage in. CEandP's obligation with respect to any transaction is solely as described herein and the Company agrees that it shall not make any representation that CEandP endorses or sponsors the Company or its securities, has performed any due diligence with respect to the Company or has participated in any way in pricing securities or structuring any transaction. The Company agrees that no reference to CEandP will be made in any press release or advertisement of any transaction with the Referral without the express approval, in writing, of such release or advertisement by Mr. David A. Cochran or Charlie Edwards except as may be required by law or regulatory authority or whose consent cannot be unreasonably withheld.

     The Company further agrees to indemnify CEandP from any liability, claim, damage, expense (including reasonable legal fees) arising from or related to (i) any transaction, whether or not consummated, with the Referral or (ii) any breach of the representations in the immediately preceding paragraph, in this connection, the Company agrees to pay such liabilities, claims, damages or expenses as incurred. Indemnification shall remain operative and in full force and effect and survive the termination of the engagement.

     This Agreement shall be construed according to the laws of the State of Nevada and subject to the jurisdiction of the courts of said state, without application of the principles of conflicts of laws. If any litigation, arbitration, or other dispute resolution arising out of or relating to this Agreement, the prevailing party shall be reimbursed by the other party (as determined by a court of competent jurisdiction) for reasonable attorneys' fees and/or arbitration costs.

     This agreement shall become effective with the execution hereof, and shall expire in a period of two years unless renewed in writing by both parties, notwithstanding the protective provisions regarding Referrals described above which would survive this agreement.

     This Agreement may be executed in any number of counterparts each of which shall be enforceable against the parties executing such counterparts, and all of which together shall constitute a single document. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

The Company hereby represents, warrants and covenants as follows:

     (i) The Company has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (A) The Company's certificate of incorporation or by-laws, or (B) any agreement to which the Company is a party or by which any of its property or assets is bound.

     If the foregoing is consistent with our understanding, please sign the enclosed copy of this letter in the space indicated below and return it to the undersigned.

                                        Very truly yours,


                                        By:  ____________________________
                                             David A. Cochran, President/CEO
                                             Cochran Edwards and Partners


Accepted and agreed this 7th day of February 2005:
Millenium Holding Group, Inc.



By: _____________________________________
         Richard L. Ham, President

Appendix A (to be filled in upon signing)


1. Contact          Fund        212-555-1212

2. Contact          Fund        212-555-1212